Exhibit 99.1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT dated as of the 21st day of September 2020, by and among GIC Private Limited, GIC Special Investments Pte. Ltd. and Tetrad Ventures Pte Ltd (collectively, the “Joint Filers”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

1. The Schedule 13G with respect to the ordinary shares, par value $0.0001 per share, of I-MAB (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2. Each of the Joint Filers is eligible to use Schedule 13G for the filing of the information therein contained.

3. Each of the Joint Filers is responsible for the timely filing of any Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

GIC PRIVATE LIMITED

By:	/s/ Celine Loh Sze Ling
Name:	Celine Loh Sze Ling
Title:	Senior Vice President

By:	/s/ Toh Tze Meng
Name:	Toh Tze Meng
Title:	Senior Vice President

GIC SPECIAL INVESTMENTS PTE. LTD.

By:	/s/ Chan Hoe Yin
Name:	Chan Hoe Yin
Title:	Director

TETRAD VENTURES PTE LTD

By:	/s/ Holger Dirk Michaelis
Name:	Holger Dirk Michaelis
Title:	Authorized Signatory